Exhibit 15
November 9, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our reports dated May 8, 2009, August 5, 2009 and November 6, 2009 on our reviews of interim financial information of Ford Motor Company (the “Company”) for the three-month periods ended March 31, 2009 and 2008, the three-month and six-month periods ended June 30, 2009 and 2008 and the three-month and nine-month periods ended September 30, 2009 and 2008 included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 are incorporated by reference in its Registration Statement on Form S-8 dated November 9, 2009.
Very truly yours,
/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Detroit, Michigan